FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
JUN 9 1994
CHERYL LAU SECRETARY OF STATE
/s/ Cheryl Lau
973-85


                           CERTIFICATE OF AMENDMENT
                                      OF
                                UV COLOR, INC.

Pursuant to Nevada Code for Corporations, the undersigned Corporation adopts the following amended Articles of Incorporation which shall supersede and replace Article I of the previous Article I and Amendments.

                                  ARTICLE I

                                     NAME

The name of the Corporation is hereby changed to, and shall hereafter be "ADVANCED PRECISION TECHNOLOGY, INC.".

                              AMENDMENT ADOPTED

This amended Article of Incorporation was presented to the shareholders of this Corporation for the purpose of amending and replacing Article I of the Articles of Incorporation of this Corporation, at a special meeting of shareholders held November 18, 1992. As of November 18, 1992, there were 7,078,498 shares of the Corporation's Common Stock outstanding and entitled to vote on the Amendment and, an Acquisition Agreement was approved by the shareholders wherein the original name of ADVANCED PRECISION TECHNOLOGY, INC. was to be changed to "UV COLOR, INC.", however, in the event the Acquisition Agreement terms were not met, then the name UV COLOR, INC. would revert back to UV COLOR, INC., a Minnesota Corporation. This amendment changing the name of UV COLOR, INC. back to ADVANCED PRECISION TECHNOLOGY, INC. is to comply with the terms of the Acquisition Agreement approved by the shareholders on November 18, 1992.

The number of shares voted for and against the adoption of this Amended Article of Incorporation to replace Article I of the previous Articles of Incorporation and Amendments was:

           FOR         5,776,498       AGAINST       -0-
                 -----------------               -------------

                                ADVANCED PRECISION TECHNOLOGY, INC.
                                (Formerly UV COLOR, INC. )


                                by /s/ David H. Timms
                                   President/Secretary

State of Utah         :
                      :ss
County of Salt Lake   :

I, Joyce M Burke, a Notary Public, hereby certify that on the 20 day of May 1994, personally appeared before me David H. Timms who being by me first duly sworn, declared that he is the person who signed the foregoing documents as President and that the statements herein contained are true.

In witness hereof, I have hereunto set my hand and seal on the 20 day of May
1994.

                                   /s/ Joyce M Burke
                                       Notary Public
                                       Residing in Midvale Utah

My Commission Expires:
May 28, 95                         <Stamped: NOTARY PUBLIC
                                    STATE OF UTAH
                                    My Commision Expires
                                    May 28,1995
                                    Joyce M. Burke
                                    995 East R. Union Blvd.
                                    Midvale, Utah 84047>



                                   <stamped: RECEIVED
                                             MAY 31 1994
                                             Secretary of State >

<Stamped:
STATE OF NEVADA
Department of State

I hereby certify that this a true and
complete copy of the document filed
in this office.
Date Jun 09 1994
/s/ Cheryl Lau
CHERYL LAU
Secretary of State>